Press Release	Source: Red Horse Entertainment Corporation

Red Horse Entertainment Corporation Closes Acquisition of Silverstrand International Holdings Limited

Monday July 18, 3:09 pm ET

LOS ANGELES--(BUSINESS WIRE)--July 18, 2005--Red Horse Entertainment Corporation (OTCBB:RHRS - News) announced that on July 13, 2005 it received the final documents necessary to close the acquisition of Silverstrand International Holdings Limited.

Silverstrand International is a limited liability company organized in the Hong Kong Special Administrative Region in The People's Republic of China. Through its wholly owned operating subsidiary, Silverstrand International is engaged in the business of private property development primarily in the city of Shenyang. Shenyang, a city in Liaoning Province of The People's Republic of China with a population of approximately 7.2 million, is located in the central area of northeastern Asia, and is the central city of northeastern China. Shenyang is one of the major cities and key industrial bases in China.

Red Horse issued 10,102,333 shares of its common voting stock to the former stockholders of Silverstrand International in exchange for all of the capital stock of Silverstrand International. Following the acquisition there are 10,557,406 shares of Red Horse common stock outstanding, and options and convertible notes outstanding to acquire an additional 540,060 shares.

Mr. Jiang Fang, President of Silverstrand International, has been elected to the positions of director, Chairman of the Board, and Chief Executive Officer of Red Horse. Mr. Wang Li Rong, the General Accounting Manager and Vice General Manager of Silverstrand International, has been elected Chief Financial Officer of Red Horse. Furthermore, Mr. Jiang Fang was elected to serve as a director of Red Horse.

Safe Harbor Statement: The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking information made on the Company's behalf. All statements, other than statements of historical facts that address the Company's expectations of transactions or sources of capital, or that express the Company's expectation for the future with respect to financial performance or operating strategies, can be identified as forward-looking statements. Such statements made by the Company are based on knowledge of the environment in which it operates, but because of the factors previously listed, as well as other factors beyond the control of the Company, actual results may differ materially from the expectations expressed in the forward-looking statements.

Contact:

for Red Horse Entertainment Corporation
Charles Hung Jr. or Mathew Wang, 213-225-6227

Source: Red Horse Entertainment Corporation